                                                                    EXHIBIT 12.1

           BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

                                                          Year Ended,
                                                      ----------------------
                                                       1999    1998    1997
                                                      ------  ------  ------
Earnings:
  Pre-tax income..................................... $1,819  $1,849  $1,404
    Add:
    Interest and fixed charges, excluding capitalized
     interest........................................    387     354     344
    Portion of rent under long-term operating leases
     representative of an interest factor............    182     202     183
  Amortization of capitalized interest...............      5       4       3
  Less: Undistributed equity in earnings of
   investments accounted for under the equity method.     13      18      17
                                                      ------  ------  ------
  Total earnings available for fixed charges......... $2,380  $2,391  $1,917
                                                      ======  ======  ======
Fixed charges:
  Interest and fixed charges......................... $  400  $  371  $  362
  Portion of rent under long-term operating leases
   representative of an interest factor..............    182     202     183
                                                      ------  ------  ------
  Total fixed charges................................ $  582  $  573  $  545
                                                      ------  ------  ------
Ratio of earnings to fixed charges...................   4.09x   4.17x   3.52x(1)
                                                      ======  ======  ======

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(1) Earnings for the year ended December 31, 1997 include a special charge of
    $90 million before-tax. Excluding this charge, the ratio for the year ended December 31, 1997 would have been 3.68x.

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